NEWS RELEASE

Enbridge Reports Strong Second Quarter 2023 Financial Results and Reaffirms Financial Guidance and Outlook

CALGARY, AB, August 4, 2023 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported second quarter 2023 financial results and reaffirmed its 2023 financial outlook.

Highlights
(All financial figures are unaudited and in Canadian dollars unless otherwise noted. * identifies non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.)

•Second quarter GAAP earnings of $1.8 billion or $0.91 per common share, compared with GAAP earnings of $0.5 billion or $0.22 per common share in 2022
•Adjusted earnings* of $1.4 billion or $0.68 per common share*, compared with $1.4 billion or $0.67 per common share in 2022
•Adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA)* of $4.0 billion, an increase of 8%, compared with $3.7 billion in 2022
•Cash provided by operating activities of $3.4 billion, compared with $2.5 billion in 2022
•Distributable cash flow (DCF)* of $2.8 billion, an increase of 1%, compared with $2.7 billion in 2022
•Reaffirmed 2023 full year financial guidance for EBITDA and DCF and medium-term outlook
•Planning construction of the first phase of the Rio Bravo Pipeline which will transport 2.6 bcf per day of natural gas feedstock to supply Rio Grande LNG
•Extended and upsized the Flanagan South Pipeline (FSP) binding open season for US Gulf Coast delivery service
•Issued $0.4 billion aggregate amount of sustainability-linked bonds (SLB) in Canada, further strengthening Enbridge's commitment to its emissions reduction goals
•Issued 22nd Sustainability Report, demonstrating the Company's ongoing progress towards goals set in November 2020
•On track to achieve Debt-to-EBITDA in the lower half of the target range by year end, providing financial flexibility and demonstrating commitment to our equity-self funding model

CEO COMMENT
“Continuing our strong start to the year, Enbridge's four businesses delivered another solid quarter of financial performance. Our first-choice customer service offering and operating reliability continue to result in high utilization across our systems. We continue to execute on our strategic priorities and are on track to achieve our full-year EBITDA and DCF per share guidance.

“During the first half of the year, we reached a win-win-win settlement with our customers on the Mainline, which further enhances the utility-like profile of our cash flow. We've seen record Mainline volumes and strong uptake on the Flanagan South open season and sanctioned the Enbridge Houston Oil Terminal, which will further strengthen the competitive position of the Mainline.

“We are pleased Rio Grande LNG reached FID and look forward to starting construction on our Rio Bravo pipeline project after obtaining necessary regulatory approvals. In Gas Distribution, we are expecting another strong year of customer growth and have negotiated a partial settlement on our rebasing application. Construction of our French offshore wind projects are ongoing with the first turbines installed at Fécamp. We have more than 4.5GW of onshore renewable projects under development and anticipate reaching FID on certain projects by year-end.

"Through the first half of 2023, we also continued to deliver on our capital allocation commitments. We executed on $1.1 billion of accretive tuck-in M&A and are on track to place approximately $3 billion of capital into service this year. Our balance sheet is in great shape, with Debt-to-EBITDA at the bottom end of our target range. Financial strength remains a key priority as we deploy our $6 billion of annual investment capacity within our equity self-funded model.

“We also published our 22nd annual Sustainability Report highlighting our long-standing focus on sustainable practices and our industry-leading performance across environmental, social and governance issues. Across our business we have integrated emission reduction considerations into our capital allocation process and continue to align executive compensation to performance on our ESG strategies.

“Enbridge's resilient, low risk business model is supported by our scale, diversification and high quality cash flows which positions us to withstand market volatility and deliver predictable results. Looking forward, financial discipline, execution of our secured capital program, and deployment of our discretionary investment capacity gives us confidence that we'll generate 4-6% EBITDA growth per year through 2025 and approximately 5% thereafter.

"We believe natural gas and oil will remain critical components of our energy supply mix across a paced energy transition. Our asset network is large, diverse, and unmatched, providing conventional energy infrastructure and lower-carbon opportunities supporting dividend growth and long term shareholder returns, which positions us as a first choice investment opportunity.”

FINANCIAL RESULTS SUMMARY

Financial results for the three and six months ended June 30, 2023 and 2022 are summarized in the table below:

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,848	450	3,581	2,377
GAAP Earnings per common share	0.91	0.22	1.77	1.17
Cash provided by operating activities	3,439	2,534	7,305	5,473
Adjusted EBITDA[1]	4,008	3,715	8,476	7,862
Adjusted Earnings[1]	1,380	1,350	3,106	3,055
Adjusted Earnings per common share[1]	0.68	0.67	1.53	1.51
Distributable Cash Flow[1]	2,783	2,747	5,963	5,819
Weighted average common shares outstanding	2,024	2,026	2,025	2,026
1 Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

GAAP earnings attributable to common shareholders for the second quarter of 2023 increased by $1,398 million or $0.69 per share compared with the same period in 2022, primarily due to operating performance factors discussed below and a non-cash, unrealized derivative fair value gain of $550 million ($422 million after-tax) in 2023, compared to a net loss of $866 million ($663 million after-tax) in 2022, reflecting changes in the mark-to-market value of derivative financial instruments used to manage foreign exchange and interest rate risks.

The period-over-period comparability of GAAP earnings attributable to common shareholders is impacted by certain unusual, infrequent factors or other non-operating factors which are noted in the reconciliation schedule included in Appendix A of this news release. Refer to the Company's Management's Discussion & Analysis for the second quarter of 2023 filed in conjunction with the second quarter financial statements for a detailed discussion of GAAP financial results.

Adjusted EBITDA in the second quarter of 2023 increased by $293 million compared with the same period in 2022. This was primarily driven by contributions from increased economic interests in the Gray Oak Pipeline and the Cactus II Pipeline during the second half of 2022 and early 2023, higher ex-Gretna volumes on the Mainline and the recognition of a lower provision against the interim Mainline IJT. These factors were partially offset by a decrease in earnings from our reduced interest in DCP Midstream, LLC (DCP), lower commodity prices impacting DCP and Aux Sable and the timing of Gas Distribution storage demand and transportation costs.

Adjusted earnings in the second quarter of 2023 increased by $30 million, or $0.01 per share, primarily due to higher Adjusted EBITDA contributions discussed above, offset by higher financing costs due to higher interest rates, higher depreciation expense from assets placed into service last year, and higher earnings attributable to non-controlling interests from the sale of an 11.57% non-operating interest in seven Enbridge-operated pipelines to Athabasca Indigenous Investments in Q3, 2022.

DCF for the second quarter of 2023 increased by $36 million, primarily due to higher Adjusted EBITDA contributions partially offset by the timing of maintenance capital spend, higher financing costs due to higher interest rates and higher distributions to noncontrolling interests as noted above.

Detailed financial information and analysis can be found below under Second Quarter 2023 Financial Results.

FINANCIAL OUTLOOK

The Company reaffirms its 2023 financial guidance for EBITDA and DCF. Results for the first six months of 2023 are in line with the Company's expectations and the Company anticipates that its businesses will continue to experience strong capacity utilization and operating performance through the balance of the year with normal course seasonality.

Strong operational performance in the first half of the year is expected to be offset by higher financing costs, due to increased interest rates, and a lower toll on the Mainline.

FINANCING UPDATE

In May of 2023, Enbridge issued a three-tranche Canadian debt offering consisting of $600 million of 5-year notes, $400 million of 10-year sustainability-linked bonds, and $500 million of 30-year notes for an aggregate principal amount of $1.5 billion. The SLB incorporates Enbridge's 35% emissions intensity reduction target by 2030 further demonstrating Enbridge's ongoing commitment to achieving its ESG targets. These debt offerings were hedged at rates favorable to market rates. The Company's sustainability-linked financings now total approximately $8 billion.

The Company continues to be rated BBB+, or equivalent, by all four of its credit rating agencies, with stable outlooks, reflecting Enbridge's financial strength and low-risk commercial model. Enbridge anticipates exiting 2023 with its Debt-to-EBITDA metric within the lower half of the target range while continuing to fund its secured capital growth program within its equity self-funding model.

SECURED GROWTH PROJECT EXECUTION UPDATE

During the second quarter, the Company added $1.8 billion of growth capital to its secured capital program, including the US$1.2 billion Rio Bravo Pipeline and the addition of US$0.2 billion to Gas Transmission's modernization program.

The Company's current secured growth program is now approximately $19 billion with the Company expecting to place approximately $3 billion into service in 2023 inclusive of the Gas Transmission's Modernization and Gas Distribution's Utility Growth Capital programs. The secured growth program is underpinned by commercial frameworks consistent with Enbridge's low-risk model.

BUSINESS UPDATES

Enbridge to proceed with construction of the Rio Bravo Pipeline

In July 2023, NextDecade Corporation's (NextDecade) Rio Grande LNG export facility reached a final investment decision. As a result, the construction on our previously announced Rio Bravo Pipeline project will proceed after obtaining necessary regulatory approvals. The first phase of the Rio Bravo Pipeline will transport 2.6 billion cubic feet per day of natural gas feedstock to NextDecade's Rio Grande LNG export facility in the Port of Brownsville, Texas. The project is expected to achieve commercial operations in 2026.

This project enhances Enbridge's infrastructure to feed LNG facilities in the region and strengthens the Company's footprint in South Texas.

Enbridge extends Flanagan South Open Season

The Company extended and upsized an open season for long-term contracted service on Flanagan South Pipeline. FSP provides service from the Enbridge Mainline originating at Enbridge's Flanagan Terminal in Illinois and delivers near Houston, TX through the Seaway Pipeline. If the open season is successful, FSP will approach 90% term-contracted on its 720 kbpd nameplate capacity, reinforcing strong utilization on the full pathway through the Mainline.

Mainline Tolling Agreement

Enbridge has reached an agreement in principle on a negotiated settlement (the settlement) with shippers for tolls on its Mainline pipeline system. The settlement covers both the Canadian and US portions of the Mainline and will see the Mainline continuing to operate as a common carrier system available to all shippers on a monthly nomination basis. The settlement is subject to regulatory and other approvals and the term is seven and a half years through the end of 2028, with new interim tolls effective on July 1, 2023.

The settlement will include:
•an International Joint Toll (IJT), for heavy crude oil movements from Hardisty to Chicago, comprised of a Canadian Mainline Toll of $1.65 per barrel plus a Lakehead System Toll of US$2.57 per barrel, plus the applicable Line 3 Replacement surcharge;
•toll escalation for operation, administration, and power costs tied to US consumer price and power indices;
•tolls will continue to be distance and commodity adjusted, and will utilize a dual currency IJT; and
•a financial performance collar providing incentives for Enbridge to optimize throughput and cost, but also providing downside protection in the event of extreme supply or demand disruptions or unforeseen operating cost exposure. This performance collar is intended to ensure the Mainline will earn 11% to 14.5% returns, on a deemed 50% equity capitalization, which is similar to the returns earned on average during the previous tolling agreement.

Approximately 70% of Mainline deliveries are tolled under this settlement, while approximately 30% of deliveries are tolled on a full path basis to markets downstream of the Mainline. The other continuing feature is that the Mainline toll (Line 3 replacement surcharge) will flex up or down US$0.035 per barrel for 50,000 barrel per day changes in throughput.

The expected financial outcome from this settlement is in line with previously reported financial results after taking into consideration the previously recognized provision. Enbridge expects to file the settlement with the Canada Energy Regulator (CER) by October 2023.

Normal Course Issuer Bid (NCIB) Execution

In the second quarter of 2023, Enbridge repurchased and cancelled approximately 2.5 million of its common shares equating to approximately $125 million as part of its 2023 NCIB program.

Enbridge's current NCIB program commenced on January 6, 2023 and expires on the earlier of January 5, 2024 or when the Company reaches the approved share repurchase limit of 27,938,163 common shares to an aggregate amount of up to $1.5 billion.

Enbridge will continue to evaluate opportunities to repurchase shares pursuant to the Company's NCIB program predicated upon maintaining a strong balance sheet, and evaluated against the availability and attractiveness of alternative capital investment opportunities.

SECOND QUARTER 2023 FINANCIAL RESULTS

GAAP Segment EBITDA and Cash Flow from Operations

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,451	1,818	4,814	4,147
Gas Transmission and Midstream	1,042	1,119	2,247	2,133
Gas Distribution and Storage	367	417	1,083	1,082
Renewable Power Generation	129	122	265	284
Energy Services	22	(177)	23	(278)
Eliminations and Other	529	(704)	535	(349)
EBITDA[1]	4,540	2,595	8,967	7,019

Earnings attributable to common shareholders	1,848	450	3,581	2,377

Cash provided by operating activities	3,439	2,534	7,305	5,473
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

Adjusted EBITDA By Segment

Adjusted EBITDA generated from U.S. dollar denominated businesses was translated to Canadian dollars at a higher average exchange rate (C$1.34/US$) in the second quarter of 2023 when compared with the same quarter in 2022 (C$1.28/US$). A significant portion of U.S. dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The hedge settlements are reported within Eliminations and Other.

Liquids Pipelines

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Mainline System	1,453	1,223	2,790	2,507
Regional Oil Sands System	249	213	480	458
Gulf Coast and Mid-Continent Systems[1]	429	284	848	631
Other Systems[2]	340	375	707	716
Adjusted EBITDA[3]	2,471	2,095	4,825	4,312

Operating Data (average deliveries – thousands of bpd)
Mainline System volume[4]	2,991	2,782	3,056	2,892
International Joint Tariff (IJT)[5]	$4.27	$4.27	$4.27	$4.27
Competitive Tolling Settlement (CTS) Surcharges[6]	$0.26	$0.26	$0.26	$0.26
Line 3 Replacement Surcharge[5,6]	$0.77	$0.94	$0.80	$0.94
1 Consists of Flanagan South Pipeline, Seaway Pipeline, Gray Oak Pipeline, Cactus II Pipeline, Enbridge Ingleside Energy Center, and others.
2 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, and others.
3 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
4 Mainline System throughput volume represents Mainline System deliveries ex-Gretna, Manitoba which is made up of U.S. and Eastern Canada deliveries originating from Western Canada.
5 The IJT benchmark toll, for heavy crude oil movements from Hardisty, AB to Chicago, IL, and its components are set in U.S. dollars. For the second quarter, the entire Mainline System was subject to FX translation similar to the Company’s other U.S. based businesses, which are translated at the average spot rate for a given period. A portion of this U.S. dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program with offsetting hedge settlements reported within Eliminations and Other. Effective July 1, 2023 the Company is collecting a new interim toll in line with the agreement in principle on a negotiated settlement for tolls on the Mainline pipeline system.
6 Effective July 1, 2022, the Line 3 Replacement Surcharge, exclusive of the receipt terminalling surcharge, will be determined on a monthly basis by a volume ratchet based on the 9-month rolling average of ex-Gretna volumes. Each 50 kbpd volume ratchet above 2,835 kbpd (up to 3,085 kbpd) applies a US$0.035/bbl discount whereas each 50 kbpd volume ratchet below 2,350 kbpd (down to 2,050 kbpd) adds a US$0.04/bbl charge. Refer to Enbridge’s Application for a Toll Order respecting the implementation of the Line 3 Replacement Surcharges and CER Order TO-003-2021 for further details.

Liquids Pipelines adjusted EBITDA increased $376 million compared with the second quarter of 2022, primarily related to:
•higher Mainline System average throughput, higher Line 9 deliveries to Eastern Canada and the recognition of a lower provision against the interim Mainline IJT, net of a lower L3R surcharge;
•higher contributions from the Gulf Coast and Mid-Continent System due primarily to increased ownership of the Gray Oak Pipeline and Cactus II Pipeline acquired in the second half of 2022 and early 2023, and higher volumes from Flanagan South Pipeline and Enbridge Ingleside Energy Center; and
•the favorable effect of translating US dollar earnings at a higher average exchange rate in 2023 compared to the same period in 2022; partially offset by
•higher power costs as a result of increased volumes and power prices.

Gas Transmission And Midstream

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	811	760	1,736	1,519
Canadian Gas Transmission	140	151	322	328
Midstream	35	131	69	220
Other	47	42	95	75
Adjusted EBITDA[1]	1,033	1,084	2,222	2,142
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

•
Gas Transmission and Midstream adjusted EBITDA decreased $51 million compared with the second quarter of 2022, primarily related to:

•a reduction in earnings from our investment in DCP as a result of our decreased interest due to the joint venture merger transaction with Phillips 66 that closed during the third quarter in 2022;
•lower commodity prices impacting our DCP and Aux Sable joint ventures;
•lower volumes shipped on Alliance due to a lower Chicago-AECO differential;
•higher operating and administrative costs; partially offset by
•the favorable effect of translating US dollar earnings at a higher average exchange rate in 2023 compared to the same period in 2022; and
•contributions from the Tres Palacios acquisition in second quarter of 2023.

Gas Distribution And Storage

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	358	417	1,057	1,073
Other	9	5	26	23
Adjusted EBITDA[1]	367	422	1,083	1,096

Operating Data
EGI
Volumes (billions of cubic feet)	426	391	1,193	1,207
Number of active customers[2] (millions)	3.9	3.8	3.9	3.8
Heating degree days[3]
Actual	477	495	2,205	2,523
Forecast based on normal weather[4]	515	523	2,407	2,444
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
2Number of active customers is the number of natural gas consuming customers at the end of the reported period.
3Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
4Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Gas Distribution and Storage adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes.

Adjusted EBITDA for the second quarter was negatively impacted by $55 million primarily explained by the following significant business factors:

•reversal of first quarter favorable timing of storage demand and transportation costs of $33 million; and
•higher operating and administrative costs; partially offset by
•higher distribution charges at Enbridge Gas resulting from increases in rates and customer base.

When compared with the normal weather forecast embedded in rates, the impact of weather was negligible for the second quarter of 2023 and 2022.

Renewable Power Generation

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	132	127	271	287
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Renewable Power Generation adjusted EBITDA increased $5 million compared with the second quarter of 2022 primarily related to:

•Contributions from the Saint-Nazaire Offshore Wind Project, which reached full operating capacity in December 2022; partially offset by
•weaker wind resources at North American wind facilities; and
•lower energy pricing at European offshore wind facilities.

Energy Services

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	(30)	(99)	(36)	(170)
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Adjusted EBITDA from Energy Services is dependent on market conditions and results achieved in one period may not be indicative of results to be achieved in future periods.

Energy Services adjusted EBITDA increased $69 million compared with the second quarter of 2022 primarily related to:
•expiration of transportation commitments; and
•less pronounced market structure backwardation as compared to the same period of 2022.

Eliminations and Other

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries	31	17	78	85
Realized foreign exchange hedge settlement gains	4	69	33	110
Adjusted EBITDA[1]	35	86	111	195
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. U.S. dollar denominated earnings within operating segment results are translated at average foreign exchange rates during the quarter, and the impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this corporate segment.

Eliminations and Other adjusted EBITDA decreased $51 million compared with the second quarter of 2022 due to lower realized foreign exchange gains on hedge settlements.

Distributable Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars; number of shares in millions)
Liquids Pipelines	2,471	2,095	4,825	4,312
Gas Transmission and Midstream	1,033	1,084	2,222	2,142
Gas Distribution and Storage	367	422	1,083	1,096
Renewable Power Generation	132	127	271	287
Energy Services	(30)	(99)	(36)	(170)
Eliminations and Other	35	86	111	195
Adjusted EBITDA[1,3]	4,008	3,715	8,476	7,862
Maintenance capital	(226)	(147)	(399)	(251)
Interest expense[1]	(921)	(787)	(1,847)	(1,520)
Current income tax[1]	(84)	(89)	(264)	(262)
Distributions to noncontrolling interests[1]	(103)	(64)	(195)	(124)
Cash distributions in excess of equity earnings[1]	138	111	203	144
Preference share dividends[1]	(86)	(82)	(170)	(173)
Other receipts of cash not recognized in revenue[2]	40	84	123	125
Other non-cash adjustments	17	6	36	18
DCF[3]	2,783	2,747	5,963	5,819
Weighted average common shares outstanding	2,024	2,026	2,025	2,026
1Presented net of adjusting items.
2Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
3Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

Second quarter 2023 DCF increased $36 million compared with the same period of 2022 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, partially offset by:
•higher interest rates primarily impacting floating-rate debt;
•accelerated timing of maintenance capital spend; and
•higher distributions to noncontrolling interests from the sale of 11.57% non-operating interest in seven Enbridge-operated pipelines to Athabasca Indigenous Investments in Q3, 2022.

Adjusted Earnings

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1,2]	4,008	3,715	8,476	7,862
Depreciation and amortization	(1,172)	(1,103)	(2,354)	(2,168)
Interest expense[2]	(928)	(776)	(1,843)	(1,498)
Income taxes[2]	(376)	(388)	(889)	(914)
Noncontrolling interests[2]	(65)	(11)	(113)	(38)
Preference share dividends	(87)	(87)	(171)	(189)
Adjusted earnings[1]	1,380	1,350	3,106	3,055
Adjusted earnings per common share[1]	0.68	0.67	1.53	1.51
1Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2Presented net of adjusting items.

Adjusted earnings increased $30 million and adjusted earnings per share increased by $0.01 when compared with the second quarter in 2022 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, offset by:

•higher interest expense due to higher interest rates impacting floating-rate debt;
•higher depreciation from assets place into service in 2022; and
•higher earnings attributable to noncontrolling interests from the sale of 11.57% non-operating interest in seven Enbridge-operated pipelines to Athabasca Indigenous Investments in Q3, 2022.

CONFERENCE CALL

Enbridge will host a conference call and webcast on August 4, 2023 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide a business update and review 2023 second quarter results. Analysts, members of the media and other interested parties can access the call toll free at 1-800-606-3040. The call will be audio webcast live at https://events.q4inc.com/attendee/377233726. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay will be available soon after the conclusion of the event and a transcript will be posted to the website. The replay will be available for seven days after the call toll-free 1-(800)-606-3040 (conference ID: 9581867).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On July 31, 2023, our Board of Directors declared the following quarterly dividends. All dividends are payable on September 1, 2023 to shareholders of record on August 15, 2023.

Dividend per share
Common Shares	$0.88750
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.32513
Preference Shares, Series D	$0.33825
Preference Shares, Series F1	$0.34613
Preference Shares, Series G2	$0.43858
Preference Shares, Series H	$0.27350
Preference Shares, Series L	US$0.36612
Preference Shares, Series N	$0.31788
Preference Shares, Series P	$0.27369
Preference Shares, Series R	$0.25456
Preference Shares, Series 1[3]	US$0.41898
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.33596
Preference Shares, Series 7	$0.27806
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11	$0.24613
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 19	$0.38825
1The quarterly dividend per share paid on Preference Shares, Series F was increased to $0.34613 from $0.29306 on June 1, 2023 due to reset of the annual dividend on June 1, 2023.
2The first quarterly dividend on Preference Shares, Series G will be paid on September 1, 2023. On June 1, 2023, 1,827,695 of the outstanding Preference Shares, Series F were converted into Preference Shares, Series G.
3The quarterly dividend per share paid on Preference Shares, Series 1 was increased to US$0.41898 from US$0.37182 on June 1, 2023 due to reset of the annual dividend on June 1, 2023.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy, including our strategic priorities and outlook; 2023 financial guidance and near and medium term outlooks, including projected DCF per share and adjusted EBITDA and expected growth thereof; expected dividends, dividend growth and dividend policy; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquified natural gas (LNG) and renewable energy; energy transition and low carbon energy and our approach thereto; environmental, social and governance (ESG) goals, practices and performance; anticipated utilization of our assets; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected shareholder returns and asset returns; expected performance of the Company’s businesses; financial strength and flexibility; financing costs; expectations on leverage, including debt-to EBITDA ratio; sources of liquidity and sufficiency of financial resources; expected in-service dates and costs related to announced projects and projects under construction; investable capacity, and capital allocation framework and priorities; share repurchases under our normal course issuer bid; impact of weather and seasonality; expected future growth and expansion opportunities, including secured growth program, development opportunities, customer growth and low carbon opportunities and strategy, including with respect to the Rio Bravo Pipeline, Gas Transmission's modernization program, Gas Distribution's utility growth capital program, and renewable power projects; Flanagan South Pipeline open season; expected future actions and decisions of regulators and courts and the timing and impact thereof; and toll and rate case discussions and filings, including with respect to the Mainline settlement in principle and Gas Distribution's rate rebasing application, and anticipated timing and impact therefrom.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy; prices of crude oil, natural gas, NGL, LNG and renewable energy; anticipated utilization of our assets; exchange rates; inflation; interest rates; availability and price of labour and construction materials; the stability of our supply chain; operational reliability and performance; maintenance of support and regulatory approvals for our projects and rate applications; anticipated in-service dates; weather; announced and potential acquisition, disposition and other corporate transactions and projects and the timing and benefits thereof; governmental legislation; litigation; credit ratings; hedging program; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows; expected future DCF and DCF per share; estimated future dividends; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy and the prices of these commodities are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; the timing and closing of acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; and customer, government, court and regulatory approvals on construction and in-service schedules.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities; operating performance; regulatory parameters; litigation; acquisitions and dispositions and other transactions, and the realization of anticipated benefits therefrom; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; global geopolitical conditions; political decisions; public opinion; dividend policy; changes in tax laws and tax rates; exchange rates; interest rates; inflation; commodity prices; and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this news release and in Enbridge’s other filings with Canadian and U.S. securities regulators. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil or renewable power networks and our growing European offshore wind portfolio. We're investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on two decades of experience in renewable energy to advance new technologies including wind and solar power, hydrogen, renewable natural gas and carbon capture and storage. We're committed to reducing the carbon footprint of the energy we deliver, and to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge's common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Rebecca Morley
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to EBITDA, adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders, as they provide increased transparency and insight into the performance of the Company.

EBITDA represents earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

This news release also contains references to Debt-to-EBITDA, a non-GAAP ratio which utilizes adjusted EBITDA as one of its components. Debt-to-EBITDA is used as a liquidity measure to indicate the amount of adjusted earnings to pay debt, as calculated on the basis of generally accepted accounting principles in the United States of America (U.S. GAAP), before covering interest, tax, depreciation and amortization.

Reconciliations of forward-looking non-GAAP financial measures and non-GAAP ratios to comparable
GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly certain contingent liabilities and non-cash unrealized derivative fair value losses and gains subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures and non-GAAP ratios is not available without unreasonable effort.

Our non-GAAP financial measures and non-GAAP ratios described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,451	1,818	4,814	4,147
Gas Transmission and Midstream	1,042	1,119	2,247	2,133
Gas Distribution and Storage	367	417	1,083	1,082
Renewable Power Generation	129	122	265	284
Energy Services	22	(177)	23	(278)
Eliminations and Other	529	(704)	535	(349)
EBITDA	4,540	2,595	8,967	7,019
Depreciation and amortization	(1,137)	(1,064)	(2,283)	(2,119)
Interest expense	(883)	(791)	(1,788)	(1,510)
Income tax expense	(519)	(133)	(1,029)	(726)
Earnings attributable to noncontrolling interests	(66)	(12)	(115)	(40)
Preference share dividends	(87)	(145)	(171)	(247)
Earnings attributable to common shareholders	1,848	450	3,581	2,377

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	2,471	2,095	4,825	4,312
Gas Transmission and Midstream	1,033	1,084	2,222	2,142
Gas Distribution and Storage	367	422	1,083	1,096
Renewable Power Generation	132	127	271	287
Energy Services	(30)	(99)	(36)	(170)
Eliminations and Other	35	86	111	195
Adjusted EBITDA	4,008	3,715	8,476	7,862
Depreciation and amortization	(1,172)	(1,103)	(2,354)	(2,168)
Interest expense	(928)	(776)	(1,843)	(1,498)
Income tax expense	(376)	(388)	(889)	(914)
Earnings attributable to noncontrolling interests	(65)	(11)	(113)	(38)
Preference share dividends	(87)	(87)	(171)	(189)
Adjusted earnings	1,380	1,350	3,106	3,055
Adjusted earnings per common share	0.68	0.67	1.53	1.51

EBITDA TO ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	4,540	2,595	8,967	7,019
Adjusting items:
Change in unrealized derivative fair value (gain)/loss - Foreign exchange	(504)	850	(1,036)	417
Change in unrealized derivative fair value (gain)/loss - Commodity prices	(45)	16	(53)	36
CTS Realized hedge loss	—	—	638	—
Litigation settlement gain	—	—	(68)	—
Equity earnings adjustment - DCP Midstream, LLC	—	(36)	(8)	26
Net inventory adjustment	(7)	62	(6)	72
Assets impairment	—	47	—	91
Insurance strategy restructuring expenses	—	100	—	100
Other	24	81	42	101
Total adjusting items	(532)	1,120	(491)	843
Adjusted EBITDA	4,008	3,715	8,476	7,862
Depreciation and amortization	(1,137)	(1,064)	(2,283)	(2,119)
Interest expense	(883)	(791)	(1,788)	(1,510)
Income tax expense	(519)	(132)	(1,029)	(725)
Earnings attributable to noncontrolling interests	(66)	(12)	(115)	(40)
Preference share dividends	(87)	(145)	(171)	(247)
Adjusting items in respect of:
Depreciation and amortization	(35)	(39)	(71)	(49)
Interest expense	(45)	15	(55)	12
Income tax expense	143	(256)	140	(189)
Earnings attributable to noncontrolling interests	1	1	2	2
Preference share dividends	—	58	—	58
Adjusted earnings	1,380	1,350	3,106	3,055
Adjusted earnings per common share	0.68	0.67	1.53	1.51

APPENDIX B
NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	2,471	2,095	4,825	4,312
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	17	(196)	630	(74)
CTS Realized hedge loss	—	—	(638)	—
Assets impairment	—	(47)	—	(47)
Litigation settlement gain	—	—	68	—
Other	(37)	(34)	(71)	(44)
Total adjustments	(20)	(277)	(11)	(165)
EBITDA	2,451	1,818	4,814	4,147

GAS TRANSMISSION AND MIDSTREAM

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,033	1,084	2,222	2,142
Equity earnings adjustment - DCP Midstream, LLC	—	36	8	(26)
Other	9	(1)	17	17
Total adjustments	9	35	25	(9)
EBITDA	1,042	1,119	2,247	2,133

GAS DISTRIBUTION AND STORAGE

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	367	422	1,083	1,096
Other	—	(5)	—	(14)
Total adjustments	—	(5)	—	(14)
EBITDA	367	417	1,083	1,082

RENEWABLE POWER GENERATION

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	132	127	271	287
Change in unrealized derivative fair value gain - Foreign exchange	2	2	4	4
Other	(5)	(7)	(10)	(7)
Total adjustments	(3)	(5)	(6)	(3)
EBITDA	129	122	265	284

ENERGY SERVICES

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	(30)	(99)	(36)	(170)
Change in unrealized derivative fair value gain/(loss) - Commodity prices	45	(16)	53	(36)
Net inventory adjustment	7	(62)	6	(72)
Total adjustments	52	(78)	59	(108)
EBITDA	22	(177)	23	(278)

ELIMINATIONS AND OTHER

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	35	86	111	195
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	485	(656)	402	(347)
Impairment of lease assets	—	—	—	(44)
Insurance strategy restructuring expenses	—	(100)	—	(100)
Other	9	(34)	22	(53)
Total adjustments	494	(790)	424	(544)
EBITDA	529	(704)	535	(349)

APPENDIX C
NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	3,439	2,534	7,305	5,473
Adjusted for changes in operating assets and liabilities[1]	(314)	(39)	(1,228)	138
	3,125	2,495	6,077	5,611
Distributions to noncontrolling interests[2]	(103)	(64)	(195)	(124)
Preference share dividends[2]	(86)	(82)	(170)	(173)
Maintenance capital[3]	(226)	(147)	(399)	(251)
Significant adjusting items:
Other receipts of cash not recognized in revenue[4]	40	84	123	125
Distributions from equity investments in excess of cumulative earnings[2]	40	143	195	326
CTS Realized hedge loss, net of tax	—	—	479	—
Litigation settlement gain	—	—	(68)	—
Enterprise insurance strategy restructuring expenses	—	100	—	100
Other items	(7)	218	(79)	205
DCF	2,783	2,747	5,963	5,819
1Changes in operating assets and liabilities, net of recoveries.
2Presented net of adjusting items.
3Maintenance capital includes expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.
4Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.